Exhibit 10.1
Ann Reis

Dear Ann,
On behalf of Green Plains Inc. (the “Company” or “Green Plains”), I am pleased to confirm our offer of employment, which will be formally set forth in an employment agreement, for the following position with our company.  Further details are set forth below.
1.Position: This position is Chief Financial Officer.  This is a full-time exempt position reporting to Chris Osowski, Chief Executive Officer.
2.Start Date: You will commence this position with Green Plains on January 6, 2026.
3.Location: This position is based at our corporate office at 1811 Aksarben Drive Omaha, NE 68106.
4.Compensation:
a.Base Salary: You will be compensated at a base salary of $325,000 annually. Your salary will be payable pursuant to the Company’s regular payroll policy.
b.Short-Term Incentive Program (STIP): You will be eligible to participate in the 2026 GPRE STIP, whereby awards are based on certain milestone and individual performance as determined by the GPRE Board of Directors’ Compensation Committee. Your target STIP award will be set at 80% of base salary with any awards payable in 2027.

c.Share Grant. You will receive a one-time $200,000 GPRE unvested share award, in the form of restricted shares. The restricted shares shall vest ratably over a three (3) year period following the grant date. The grant date shall be your first date of employment. Such grant shall be documented on the Company’s award agreements.

d.Long-Term Incentive Program (LTIP): In addition to the share grant noted above, you will be eligible to participate in the GPRE LTIP, as determined by the GPRE Board of Directors’ Compensation Committee. An LTIP grant will be considered in the Spring of 2026 when the Company pays its awards in Restricted shares and Performance share units.
e.Cell Phone Reimbursement: You will be eligible to receive a non-taxable allowance for business-related cellular phone expenses on a monthly basis in the amount of $80.00.
f.Special Bonus: You will be eligible to receive a one-time special bonus of $75,000.00, subject to the achievement of the deliverables over the first one hundred (100) days as Chief Financial Officer, which deliverables will be outlined during the Management by Objective process. The special bonus, if any, shall be paid within thirty (30) days following the end of the first one hundred (100) days, subject to all applicable withholdings. In the event you voluntarily separate or are termed for cause from Green Plains in the first 12 months, you will be required to reimburse the Company in full any portion of this bonus you have received.

5.Benefits:
a.Insurance Benefits: Enclosed with this offer letter is a Benefits Summary providing detailed information regarding the total compensation program in effect as of your expected start date.  The Company will provide you with competitive medical, dental, and vision insurance, the cost of which is shared by you if you elect coverage.  The additional voluntary coverages, paid by you, are available for election include accident insurance, critical illness insurance, hospital indemnity, voluntary life, voluntary spouse life, and voluntary child life. Other benefits such as Short-Term Disability, Long-Term Disability, Life Insurance, and Paid Time Off are paid by the company.  Eligibility for these benefits is immediate in most cases.
b.401(k) Plan: The Company will make safe harbor matching contributions of 100% up to 6% of compensation you contribute to the plan on a pre-tax or Roth 401(k) basis. You will be 100% vested in 401(k) employer contributions and your own contributions to the Plan. The amount of your compensation that is considered for Plan purposes may be restricted by law.
c.Paid Time Off: You will be paid an equivalent of 160 hours of PTO (4 weeks) per your Employment Agreement upon termination.
d.Company Holidays: New Year’s Day, Martin Luther King Jr. Day, President’s Day, Good Friday, Memorial Day, Independence Day (July 4th), Labor Day, Thanksgiving Day, Christmas Day and two floating holidays to be taken at employee’s discretion. Holidays may change in the future, at the Company’s sole discretion.
6.At-Will Employment: Your employment with Green Plains shall be for no specified period or term and may be terminated by you or by the Company at any time for any or no reason, with or without cause. In the event you separate from Green Plains Inc. you will be required to return all Company property. If you fail to return such property, you authorize the value of such property to be deducted from your final payroll.
7.Probationary Period: New employees shall be considered probationary employees until they have completed the probationary period of ninety (90) days. Any employee who completes his/her probationary period shall commence his/her seniority as of the date of employment and his/her seniority shall remain in full force and effect and shall accumulate thereafter until terminated, all as herein provided. No employee shall be required to serve more than one (1) probationary period, provided such employee is rehired within one year. The Company, however, retains the right to terminate such employee in the event he or she has not demonstrated the ability to successfully perform the job within 30 days of rehire.
8.Arbitration: Any dispute or claim arising out of or in connection with this letter agreement will be finally settled by binding arbitration in the State of Nebraska in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Nebraska law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
The Company reserves the right to make changes to policies, benefits, and employment terms and conditions, with or without notice. Successful completion of a background check and drug test, fitness for duty evaluation, review and acknowledgement of the Employee Handbook, review and acknowledgement of the Non-Disclosure, Non-Solicitation & Inventions Agreement, Risk Management, Directors & Officers Questionnaire, etc. and other required policies are also required prior to your first day of employment.
We are delighted to extend this offer of employment to you. To indicate your acceptance of this offer and to acknowledge and represent you are not currently subject to any noncompetition or non-solicitation provision or agreement that would interfere with you taking this position, please sign and date in the space provided below, and return to the Company by December 12, 2025.
Sincerely,
/s/ Chris Osowski
Chris Osowski
Chief Executive Officer

Agreed and Accepted December 10, 2025

/s/ Ann Reis
Ann Reis